Exhibit 4.4

SIXTH SUPPLEMENTAL INDENTURE

BETWEEN

LINCOLN NATIONAL CORPORATION

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

DATED AS OF March 1, 2007

    SIXTH SUPPLEMENTAL INDENTURE, dated as of March 1, 2007, between Lincoln National Corporation, an Indiana corporation (“Lincoln National”), having its principal office at Centre Square-West Tower, 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102-2112, and U.S. Bank National Association (as successor in interest to Wachovia Bank, National Association and First Union National Bank of North Carolina), a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).

RECITALS

    Lincoln JP Holdings, L.P., an Indiana limited partnership (the “Company”), as successor in interest to Jefferson-Pilot Corporation (“Jefferson-Pilot”), has entered into an Indenture, dated as of November 21, 1995 (the “Indenture”) with the Trustee providing for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness (the “Securities”), to be issued in one or more series.

    Pursuant to an Agreement and Plan of Merger, dated as of October 9, 2005, as amended, between Jefferson-Pilot, the Company, Lincoln National and Quartz Corporation, a North Carolina Corporation, Jefferson-Pilot merged with and into the Company, with the Company being the surviving entity.

    Lincoln National owns 99.99% of the limited partnership interest in the Company and Lincoln JP Company, LLC, an Indiana limited liability company (“Lincoln JP”), owns 0.01% of the limited partnership interest in and is the general partner of the Company. Lincoln National is the sole member of Lincoln JP.

    Pursuant to Articles of Dissolution filed with the Secretary of State of Indiana on March 1, 2007 by each of the Company and Lincoln JP, as of March 1, 2007, the Company and Lincoln JP have ceased to exist and Lincoln National directly owns the entirety of the assets of the Company (the “Dissolution”).

    In accordance with Section 801 of the Indenture, as it applies to each series of Securities outstanding, Lincoln National, as successor in interest to the entirety of assets of the Company, is required to expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of the Company’s covenants and obligations under the Indenture.

    Section 901(1) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities.

    Pursuant to the foregoing authority, Lincoln National proposes, in and by this Sixth Supplemental Indenture, to supplement and amend the Indenture.

    All things necessary to make this Sixth Supplemental Indenture a valid agreement of Lincoln National and the Trustee, and a valid supplement to the Indenture, have been done.

    NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

    For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.01.    Definitions Generally. Unless the context otherwise requires, a term not defined herein that is defined in the Indenture has the same meaning when used in this Sixth Supplemental Indenture.

SECTION 1.02.    Restricted Subsidiary. The definition of “Restricted Subsidiary” in Section 101 of the Indenture is hereby replaced in its entirety by the following:

“Restricted Subsidiary” means each of Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company, Jefferson Pilot LifeAmerica Insurance Company and The Lincoln National Life Insurance Company.

ARTICLE TWO

ASSUMPTION OF OBLIGATIONS

SECTION 2.01.    Succession by Dissolution. As of the effective time of the Dissolution, (i) Lincoln National shall become the successor to the Company for all purposes of the Indenture, and (ii) Lincoln National hereby expressly assumes the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant and obligation under the Indenture on the part of the Company to be performed or observed.

ARTICLE THREE

REDEMPTION OF SECURITIES

SECTION 3.01.    Election to Redeem; Notice to Trustee. With respect to every Holder of Securities of any series hereafter issued, authenticated and delivered under the Indenture, the first sentence of Section 1102 of the Indenture is hereby replaced in its entirety by the following:

The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or an Officers’ Certificate or in another manner specified as contemplated by Section 301 for such Securities.

ARTICLE FOUR

MISCELLANEOUS

SECTION 4.01.    Ratification. The Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

SECTION 4.02.    Trustee Not Responsible for Recitals. All recitations or recitals contained in this Sixth Supplemental Indenture are made by and on behalf of Lincoln National only, and the Trustee is in no way responsible for the correctness of any statement herein contained or for the validity or sufficiency of this Sixth Supplemental Indenture.

SECTION 4.03.    Governing Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.04.    Supplemental Indenture May be Executed in Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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    IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

By: /s/ Duane Bernt
Name: Duane Bernt
Title: Vice President and Treasurer

Attest:

/s/ Clara S. Womack
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Patrick L. Teague
Name: Patrick L. Teague
Title:  Vice President

Attest:

/s/ Allison Lancaster-Poole
Name: Allison Lancaster-Poole
Title:  Vice President